DON FUCHS
Certified Public Accountant
1468 East 14th Street
Brooklyn, NY 11230
(718) 339-0568

The Board of Directors
Relocate 411.Com, Inc.
142 Mineola Avenue
Roslyn Heights, New York 11577

Gentlemen:

This is to confirm that the client-auditor relationship between Relocate411.com, Inc. (Commission File Number 333-100803) and Don Fuchs has ceased as of February 14, 2003 in regards to all accounting and auditing services and all quarterly reports up through and including August 31, 2002.

For the most recent fiscal year and any subsequent interim period through Fuch's dismissal on February 14, 2003, there has been no disagreement between the Company and Don Fuchs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Fuchs would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

We have read Relocate411.com‘s statements included under Item 4 of its Form 8-K dated February 14, 2003, and we agree with such statements.

DON FUCHS
CERTIFIED PUBLIC ACCOUNTANT

Don Fuchs

February 14, 2003